EXHIBIT 21.1

MICRON TECHNOLOGY, INC.

SUBSIDIARIES OF THE REGISTRANT*

Name	State (or Jurisdiction) in which Organized
IM Flash Technologies, LLC	Delaware
Micron Asia Pacific B.V.	Netherlands
Micron Consumer Products Group, Ltd.	Delaware
Micron Europe Limited (1)	United Kingdom
Micron International B.V.	Netherlands
Micron Memory B.V.	Netherlands
Micron Memory Finance B.V.	Netherlands
Micron Memory Japan, Inc.	Japan
Micron Memory Taiwan Co., Ltd.	Taiwan
Micron Semiconductor Asia, LLC	Delaware
Micron Semiconductor Asia Pte. Ltd.(1)	Singapore
Micron Semiconductor B.V.	Netherlands
Micron Semiconductor Products, Inc.(1)	Idaho
Micron Semiconductor Taiwan Co.	Taiwan
Micron Semiconductor (Xi’an) Co., Ltd.	China
Micron Technology B.V.	Netherlands
Micron Technology Finance B.V.	Netherlands
Micron Technology Taiwan, Inc.	Taiwan
Numonyx Holdings B.V.	Netherlands

(1) Also does business as Micron Consumer Products Group

* The above list of subsidiaries of Micron Technology, Inc. omitted subsidiaries which, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of the end of the year covered by this report.